WATER PURCHASE AGREEMENT

This Water Purchase Contract (“Contract”) for the sale and purchase of water was entered into on this 26th day of July, 2016, to be effective to the fullest extent permissible under applicable law as of June 30, 2016 (the “Effective Date”), by and among Rocky Mountain High Brands, Inc., a Nevada corporation (hereinafter referred to as “Buyer”), and Rocky Mountain High Water Company, LLC, a Delaware limited liability company (hereinafter referred to as “Seller”). Buyer and Seller are referred to from time to time in this Agreement individually as a “Party,” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Seller has the right to sell water from an existing artesian water well on land held by the United States government in trust known as: the Southwest Quarter (SW1/4) of Section 13 (13), Township 4 North (T4N) Range Twelve West (R12W), Comanche County, Oklahoma (BIA Tract 795) (the “Land”); and

WHEREAS, the Parties intend this Agreement only to cover the terms of the water purchase transaction described herein and to not encumber the Land by this Agreement; and

WHEREAS, the Buyer desires to purchase water from Seller for the purpose of obtaining raw water to treat and sell as potable bottled water or otherwise, and

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter contained, Seller and Buyer agree as follows:

1.       WATER PURCHASE.

A.       Buyer shall purchase from the Seller and pay the Seller the purchase price for all Water delivered by Seller to the agreed upon Delivery Point(s).

B.       As used in this Agreement, “Water” all water located on, in, or under the Land including, without limitation, all water associated with the approximately 2.5 acre artesian spring located on the Land. Seller represents that the Water was tested on March 18, 2016 and was fit for bottled water on that date; but the Water should always be filtered or otherwise appropriately treated before human consumption.

2.       EXCLUSIVE RIGHT TO PURCHASE.

A.       Seller hereby grants to Buyer the exclusive right to purchase Water during the term of this Agreement. Furthermore, Seller may not limit the quantity of Water which Buyer may purchase under this Agreement, Buyer shall have the right to take as much water as Seller is entitled to extract due to Seller’s interest in the Land. Buyer shall further have the exclusive right to market Water from the Land.

B.       Seller further agrees to refrain from use of the Land and from use of excess water (defined as water which is not taken by Buyer for its use) for any purpose that could, in the reasonable judgment of Buyer, adversely impact the quality of the Water or otherwise interfere with Buyer’s ability to take and use Water.

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C.       Buyer and Seller acknowledge that, pursuant to the Membership Interest Purchase Agreement, executed and delivered as of the date hereof, the owners of the Land will have the right to use excess Water for personal use to the extent that doing so (a) does not interfere with the rights of Buyer under the Water Purchase Agreement; or (b) will not, in the reasonable judgment of Buyer, adversely impact the quality of the Water.

3.       PRICE AND PAYMENT.

A.       Buyer shall pay to Seller as follows: (1) a one-time deposit of $2,500 (to be applied to the first water purchase under this Agreement); (2) $0.01 per gallon of water removed from the Land; and (3) with respect to all water sold by Buyer, an amount equal to 3.0% of the gross purchase price received by Buyer for the water.

B.       The amounts payable to Seller for Water taken by Buyer will be remitted by Buyer to Seller within 30 days of the receipt of the applicable gallons of water by Buyer. Amounts payable to Buyer with respect to Water re-sold by Seller shall be paid by Seller within 30 days of the receipt of the applicable sale proceeds by Seller.

C.       Notwithstanding the foregoing, if the total amount payable by Buyer for any 12 month period of the term, other than the initial 12 month period of the term, is less than $30,000 (the “Minimum Annual Amount”) then Buyer will pay an additional amount to Seller equal to the amount of the shortfall. The Minimum Annual Amount will be adjusted annually following the first three years of the term, based on upon the percentage increase or decrease to the Consumer Price Index as determined by the United States Government.

4.        DELIVERY POINT(S).

A.       Buyer shall have a limited right of entry to the Land for the purpose of obtaining Water pursuant to this Agreement. In the event that this limited right of entry is withdrawn or otherwise held invalid, Seller shall have the obligation to deliver Water to Buyer in quantities requested by Buyer at a location designated by Buyer outside of trust land at Buyer’s expense.

B.       Buyer agrees to pay for all costs incurred by it, as well as reasonable expense incurred by Seller, in the preparation, maintenance and operation of any such Delivery Point(s) including but not limited to the installation of necessary meters, meter pits, vaults, boxes, pipes, valves, backflow protection, pump stations, or other needed improvements, and other costs related to the furnishing, maintaining and operation of such Delivery Point(s), including any governmental charges, permit fees, and costs incurred in connection therewith.

5.       TERM OF CONTRACT; TERMINATION.

A.       This Agreement will have an initial term of 20 years from the date of execution, and at the end of the initial term Buyer will have the right in its sole discretion to extend the term on the same terms and conditions for one additional period of 10 years.

B.       Seller shall have the right in its discretion to terminate this Agreement prior to the expiration of the term only if Buyer does not pay the Minimum Annual Amount to Seller in respect of any 12 month period of the term, other than the initial 12 month period of the term.

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C.       Buyer shall have the right in its discretion to terminate this Agreement at any time without further obligation to Seller by providing at least 30 days prior written notice to Seller.

D.       In the event that this Agreement or any part thereof is determined to be void because it lacks any approvals by any federal or state governmental entity, then the parties agree to cooperate to obtain such approvals at Buyer’s expense. In the event that approvals are not forthcoming within a commercially reasonable amount of time, then Buyer may terminate this Agreement without further obligation to Seller.

6.       TITLE TO WATER; INDEMNIFICATION.

Title to all water supplied to Buyer shall be in Seller up to the Delivery Point(s), at which point title shall pass to Buyer. Buyer and Seller agree to save and hold each other harmless, to the extent authorized by law, from all claims, demands, and causes of action which may be asserted by anyone on account of the transportation and delivery of said water while title remains in such Party. Both Buyer and Seller agree to be responsible for their own respective negligent acts.

7.       ASSIGNMENT.

A.       Any successor to either party, whether as a result of legal process, assignment or otherwise, shall succeed to the rights of the respective parties hereto.

B.       Subject to Section 7.C. below, this Agreement shall not be assignable absent the written consent of both Parties.

C.       Each Party hereby agrees that Buyer may, at any time following the Effective Date, assign all of its rights and obligations under this Agreement to a wholly-owned subsidiary of Buyer. Buyer hereby agrees that it will, promptly following any such assignment of rights and obligations, provide written notice of same to Seller.

8.       DEFAULT, NOTICE, CURE.

Except as otherwise stated in this Agreement, any party claiming a default of any provision of this Agreement shall provide written notice to the defaulting party, providing sufficient information to fully advise the defaulting party of the nature and circumstances of the claimed default. The defaulting party shall then have 30 days from said written notice to cure the claimed default.

9.       JURISDICTION, FORUM AND VENUE.

To the fullest extent permitted by law, all claims and questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the conflicts, of the State of Oklahoma and its application is expressly agreed to by the Parties pursuant to 25 CFR 162.014(c)(2). Further, any suit involving any dispute or matter arising under this Agreement may only be brought in any Oklahoma State Court having jurisdiction over the subject matter of the dispute or matter. All Parties hereby specifically waive any and all sovereign immunity or tribal exhaustion of remedies regarding the subject matter and enforceability of this Agreement against the respective parties hereto and others, including without limitation, lenders, vendors, managers, members, contractors, attorneys, agents, and representatives; and expressly consent to the exercise of personal jurisdiction by any such Oklahoma court with respect to any such proceeding.

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10.       ATTORNEYS’ FEES, COSTS AND EXPENSES.

In the event of any and all disputes, claims or causes of action arising out of this Agreement, including but not limited to litigation involving the interpretation, application, performance, enforcement or remedy for breach of this Agreement, the prevailing party shall be awarded its reasonable attorneys’ fees, costs and other expenses reasonably incurred in connection therewith, including without limitation expert witness and other witness fees, travel expenses, hotel, lodging and the like.

10.       POTENTIAL TRIBAL TAX

In the event that the Comanche Nation of Oklahoma or any Indian tribe with taxing powers over the Land imposes an extraction tax or other governmental fee on the extraction of water from the Land, then the parties agree to alter the payment terms of this Agreement to account for the tax. In the event the Parties fail to reach an agreement, then Buyer may terminate this Agreement as a result of the tribal tax or fee.

11.       OTHER PROVISIONS.

A.       If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. In addition, in the event that any provision of this Agreement (or any portion thereof) is determined by a court of competent jurisdiction to be unenforceable as drafted by virtue of the scope, extent or character of any obligation contained herein, the parties acknowledge that it is their intention that such provision (or portion thereof) shall be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under applicable law.

B.       This Agreement sets forth the entire understanding between the parties. There are no terms, conditions, representations, warranties or covenants other than those contained herein.

C.       This Agreement may only be amended in a writing executed by both Parties.

D.       No persons or entities are third party beneficiaries of this Agreement.

E.       This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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12.       NOTICES.

All notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given and received: (A) when delivered by hand (with written confirmation of receipt); (B) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); or (C) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as is specified in a notice given in accordance with this Section 12):

If Buyer to:	If to Seller to:
Rocky Mountain High Brands, Inc. 9101 LBJ Freeway, Suite 200, Dallas, TX 75243 Attn: Michael R. Welch	Rocky Mountain High Water Company, LLC 9101 LBJ Freeway, Suite 200, Dallas, TX 75243 Attn: Michael R. Welch and 909 SE 5th Street Anadarko, PK 73005 Attn: Robert Smith

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the Effective Date.

Buyer:

ROCKY MOUNTAIN HIGH BRANDS, INC.

By: /s/ Michael R. Welch

Name:       Michael R. Welch

Title:       Chief Executive Officer

Seller:

ROCKY MOUNTAIN HIGH WATER COMPANY, LLC

By:       Rocky Mountain High Brands, Inc.

Its:       Sole Manager

By: /s/ Michael R. Welch

Name:       Michael R. Welch

Title:       Chief Executive Officer

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